EXHIBIT 99.1

PRESS RELEASE
October 3, 2007  For  immediate release
Contact: Bryna Butler, (740) 446-2631, ext. 253, E-mail: bsbutler@ovbc.com



                 Thomas Elected to Ohio Valley Banc Corp. Boards

GALLIPOLIS, Ohio -- Ohio Valley Banc Corp. CEO Jeffrey E. Smith has announced that David W. Thomas has been elected to serve on the Board of Directors of Ohio Valley Banc Corp. and Ohio Valley Bank. The election to the Boards is effective October 3, 2007.

Thomas brings 22 years of experience as Chief Examiner for the Ohio Department of Commerce, Division of Financial Institutions. As Chief Examiner for the Division of Financial Institutions, he supervised the regulation and examination of state chartered community banks, savings banks, and thrifts throughout Ohio. Recently, he has also held the position of Lead Examiner of a multi-state bank holding company with $100 billion in assets. "Dave Thomas's expertise in the field of banking and his intricate knowledge of the bank supervisory and regulatory process will be an invaluable asset to OVB," commented Smith.

Thomas will also serve as a member of the Corp.'s Executive and Audit committees.

Ohio Valley Banc Corp. stock is traded on The NASDAQ Stock Market under the symbol OVBC. The company owns three subsidiaries: Ohio Valley Bank, established in 1872 with 15 offices in Ohio and West Virginia; Loan Central, celebrating 10 years in business with five offices in Ohio; and Ohio Valley Financial Services, based in Jackson, Ohio. Ohio Valley Bank plans to open its 16th office in October. The newest location will be inside Holzer Medical Center in Gallipolis, Ohio. The company's Web site is at www.ovbc.com.